     Stereotaxis CEO Michael Kaminski Steps Down; Board Chairman William Mills III to Serve as Interim CEO

ST. LOUIS, MO, March 5, 2013 – Stereotaxis, Inc. (NASDAQ: STXS) announced today that Michael Kaminski will step down as President and Chief Executive Officer, effective April 12, 2013, to accept a position as division president of a company in an unrelated field. The Stereotaxis Board has appointed Chairman William Mills III as interim CEO and created an interim Office of the Chief Executive, with Director Dr. Euan Thomson providing support and guidance in certain areas to ensure a seamless transition to new company leadership. Augmenting this office will be a senior executive committee representing the Company’s business segments. The Board will immediately retain an executive search firm to assist in conducting a comprehensive search for a successor.

Mr. Kaminski, who will remain as an advisor to the Company through October 2014, said, “While this was a difficult personal decision, the timing was right for me and my family to pursue a new, exciting endeavor. I have treasured the opportunity to work alongside some of the brightest minds in the industry who have responded to the needs of the market with unique, transformative solutions. The Company is taking the correct steps toward profitability, while keeping innovation and clinical adoption as priorities, and I believe is on its way to establishing the standard of care for interventional procedures throughout the world.”

Mr. Kaminski, who joined the Company in 2002 as Chief Operating Officer, was appointed President and COO in 2007, and then Chief Executive Officer in January 2009. During his four years as CEO, the Company greatly expanded the commercialization of its technology platform, generated double-digit revenue growth and improved operating loss by over 74%.

“Mike has provided critical, visionary leadership during the Company’s emergence from innovator to major commercial player in the electrophysiology market,” said Mr. Mills. “He has been one of the strongest champions of our technology’s contribution to medicine, and the Board and I thank him for all of his efforts in driving business improvements while advancing the Company’s industry-leading capabilities.”

Mr. Mills has served on the Stereotaxis Board of Directors since June 2000 and was elected Chairman in May 2012. He has more than 30 years experience as a venture capitalist with an emphasis on science-based medicine and medical technology. Mr. Mills currently serves as a director on a number of venture capital, corporate and advisory boards, in addition to his role with Stereotaxis. He holds graduate degrees in Chemistry and in Management from MIT and an A.B. in Chemistry from Princeton University.

“The Stereotaxis Board has an abiding confidence in and commitment to the Company’s life-changing technology and long-term vision, and we are resolved to ensure effective leadership that will continue to deliver expanding value to each of our stakeholders,” Mr. Mills concluded.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration; the Company also is pursuing U.S. clearance for the V-Sono™ ICE catheter manipulator. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources on a timely basis and on terms that are acceptable, our continued listing on the Nasdaq Global Market, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

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